Exhibit 10.46
NOTICE OF PERFORMANCE-BASED STOCK UNITS
(GLOBAL)
BLOOM ENERGY CORPORATION
2018 EQUITY INCENTIVE PLAN

Unless otherwise defined herein, the terms defined in the Bloom Energy Corporation (the “Company”) 2018 Equity Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Performance-based Stock Units (the “Notice”) and the attached Performance-based Stock Unit Agreement, including the Appendix attached hereto (the “Appendix”), which is generally applicable to you if you live or work outside the United States, and any special terms and conditions for your country set forth therein (collectively, the “PSU Agreement”). You have been granted an award of Performance-based Stock Units (“PSUs”) under the Plan subject to the terms and conditions of the Plan, this Notice and the attached PSU Agreement.
Name:
Number of PSUs:
Date of Grant:
Grant Number:

Vesting Schedule: See details below.

This Grant Notice may be executed and delivered electronically, whether via the Company’s intranet or the Internet site of a third party or via email or any other means of electronic delivery specified by the Company. By accepting this award of PSUs, you consent to the electronic delivery and acceptance as further set forth in the PSU Agreement. You acknowledge that the vesting of the PSUs pursuant to this Notice is earned only by continuing Service, but you understand that your employment or consulting relationship with the Company or a Parent, Subsidiary or Affiliate can be terminated, and that nothing in this Notice of Grant, the PSU Agreement or the Plan changes the nature of that relationship. By accepting this award, you and the Company agree that this award is granted under and governed by the terms and conditions of the Plan, this Notice and the PSU Agreement.
BLOOM ENERGY CORPORATION            PURCHASER
By:
        (Signature)

(Please print name and title)        (Please print name)
Address:

PEFRORMANCE-BASED STOCK UNIT AGREEMENT
BLOOM ENERGY CORPORATION
2018 EQUITY INCENTIVE PLAN

You have been granted Performance-based Stock Units (“PSUs”) by Bloom Energy Corporation (the “Company”) subject to the terms, restrictions and conditions of the Plan, the Notice of Performance-based Stock Units (the “Notice”) and this Performance-based Stock Unit Agreement, including the Appendix, which is generally applicable to you if you live or work outside the United States, and any special terms and conditions for your country set forth therein (collectively, this “PSU Agreement”).
1.Settlement. Settlement of PSUs shall be made in the same calendar year as the applicable date of vesting under the vesting schedule set forth in the Notice; provided, however, that if the vesting date under the vesting schedule set forth in the Notice is in December, then settlement of any PSUs that vest in December shall be within 30 days of vesting. Settlement of PSUs shall be in Shares. Settlement means the delivery to you of the Shares vested under the PSUs. Fractional Shares will not be issued. Notwithstanding the foregoing, settlement of PSUs may be subject to deferral in accordance with the terms of the Company’s 2021 Deferred Compensation Plan.
2.No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested PSUs, you shall have no ownership of the Shares allocated to the PSUs and shall have no right to dividends or to vote such Shares.
3.Dividend Equivalents. Dividend equivalents, if any, shall not be credited to you, except as otherwise permitted by the Committee.
4.No Transfer. PSUs may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of in any manner other than by will or by the laws of descent or distribution or court order or unless otherwise permitted by the Committee.
5.Termination. If your Service terminates for any reason, all unvested PSUs shall be forfeited to the Company forthwith, and all rights you have to such PSUs shall immediately terminate, without payment of any consideration to you. For purposes of this award of PSUs, your Service will be considered terminated as of the date you are no longer providing Service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of labor laws in the jurisdiction where you are employed or the terms of your employment or service agreement, if any) and will not be extended by any notice period mandated under local employment laws (e.g., Service would not include a period of “garden leave” or similar period). In case of any dispute as to whether and when your termination of Service has occurred for purposes of the PSUs, the Committee shall have sole discretion to determine whether such termination has occurred (including whether you may still be considered to be providing Services while on a leave of absence) and the effective date of such termination.
6.Responsibility for Taxes. Regardless of any action the Company or, if different, your employer (the “Employer”) take with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account and other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the award, including the grant, vesting or settlement of the PSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the award or any aspect of the PSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. You acknowledge that if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, you shall pay or make adequate arrangements to satisfy any withholding obligation the Company and/or the Employer may have for Tax-

Related Items. In this regard, you authorize the Company and/or the Employer, and their respective agents, at their discretion, to withhold all applicable Tax-Related Items from your wages or other cash compensation paid to you by the Company and/or the Employer or by one or a combination of the following methods: (a) payment by you to the Company or the Employer of an amount equal to the Tax-Related Items in cash, (b) having the Company withhold otherwise deliverable cash or Shares having a value equal to the Tax-Related Items to be withheld, (c) delivering to the Company already-owned Shares having a value equal to the Tax-Related Items to be withheld, (d) withholding from proceeds of the sale of the Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), or (e) any other arrangement approved by the Company and permissible under applicable law; in all cases, under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided, however, that if you are a Section 16 officer of the Company under the Exchange Act, then the method of withholding shall be a mandatory sale under (d) above (unless the Committee shall establish an alternate method prior to the taxable or withholding event).
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to the maximum applicable rate in your jurisdiction in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested PSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
Finally, you acknowledge that the Company has no obligation to deliver Shares or proceeds from the sale of Shares to you until you have satisfied the obligations in connection with the Tax-Related Items as described in this Section.
7.Nature of Grant. In accepting this award of PSUs, you acknowledge, understand and agree that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the PSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards of PSUs, or benefits in lieu of PSUs, even if PSUs have been granted in the past;
(c)all decisions with respect to future PSUs or other grants, if any, will be at the sole discretion of the Company;
(d)you are voluntarily participating in the Plan;
(e)the PSUs and the Shares subject to the PSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;
(f)the PSUs and the Shares subject to the PSUs, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, leave-related payments, pension or retirement benefits or payments or welfare benefits or similar mandatory payments;
(g)unless otherwise agreed with the Company, the PSUs and any Shares acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, any Service you may provide as a director of a Subsidiary or Affiliate;
(h)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from the termination of your Service (for any reason whatsoever whether or not later found to be invalid or in breach of labor laws in the jurisdiction where you are providing Service or the terms of your employment or service agreement, if any); and

(j)neither the Company, the Employer nor any Parent, Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the PSUs or the Shares acquired upon settlement of the PSUs or the amount received upon the subsequent sale of any Shares.
8.Data Privacy.
(a)Declaration of Consent. By accepting this award of PSUs and indicating consent by signing this PSU Agreement or via the Company’s online acceptance procedure, you are declaring that you agree with the data processing practices described herein and consent to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned below, including recipients located in countries which may not have a similar level of protection from the perspective of your country’s data protection law.
(b)Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all PSUs granted under the Plan or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is your consent.
(c)Stock Plan Administration Service Providers. The Company transfers Data to E*Trade Corporate Financial Services, Inc. and E*Trade Securities LLC (“Plan Broker”), an independent service provider based in the United States, which is assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner. You may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.
(d)International Data Transfers. The Company and its service providers are based in the United States. Your country or jurisdiction may have different data privacy laws and protections than the United States. For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program. The Company’s legal basis, where required, for the transfer of Data is your consent.
(e)Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.
(f)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant the PSUs under the Plan to you or administer or maintain your participation in the Plan.
(g)Data Subject Rights. You may have a number of rights under data privacy laws in your jurisdiction. Depending on where you are based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, you understand that you can contact your local human resources representative.

9.Acknowledgement. The Company and you agree that the PSUs are granted under and governed by the Notice, this PSU Agreement and the provisions of the Plan. You: (i) acknowledge receipt of a copy of the Plan prospectus, (ii) represent that you have carefully read and are familiar with the provisions in the grant documents, and (iii) hereby accept the PSUs subject to all of the terms and conditions set forth in this PSU Agreement and those set forth in the Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and this PSU Agreement.
10.Entire Agreement; Enforcement of Rights. This PSU Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the acquisition of the Shares hereunder are superseded. No modification of or amendment to this PSU Agreement, nor any waiver of any rights under this PSU Agreement, shall be effective unless in writing and signed by the parties to this PSU Agreement. The failure by either party to enforce any rights under this PSU Agreement shall not be construed as a waiver of any rights of such party.
11.Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and you with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s common stock may be listed or quoted at the time of such issuance or transfer, which compliance the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Company’s common stock with any state, federal or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, you agree that the Company shall have unilateral authority to amend the Plan and this PSU Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares. Finally, the Shares issued pursuant to this PSU Agreement shall be endorsed with appropriate legends, if any, determined by the Company.
12.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
13.Governing Law; Venue. This PSU Agreement, all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws. For purposes of litigating any dispute that may arise directly or indirectly from the Plan, the Notice and this PSU Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of California in Santa Clara County, California or the federal courts of the United States for the Northern District of California and no other courts.
14.Severability. If one or more provisions of this PSU Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this PSU Agreement, (ii) the balance of this PSU Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this PSU Agreement shall be enforceable in accordance with its terms.
15.No Rights as Employee, Director or Consultant. Nothing in this PSU Agreement shall create a right to employment or other Service or be interpreted as forming or amending an employment, service contract or relationship with the Company and this PSU Agreement shall not affect in any manner whatsoever any right or power of the Company, or a Parent, Subsidiary or Affiliate, to terminate your Service, for any reason, with or without Cause.
16.Consent to Electronic Delivery and Acceptance of All Plan Documents and Disclosures. By your acceptance of this award of PSUs, you consent to the electronic delivery of the Notice, this PSU Agreement, the

Plan, account statements, Plan prospectuses required by the U.S. Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its stockholders (including, without limitation, annual reports and proxy statements) or other communications or information related to the PSUs. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or electronic mail at [ ]. You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. You agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at [ ]. Finally, you understand that you are not required to consent to electronic delivery.
17.Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, depending on the laws of applicable jurisdictions, including but not limited to your country and the United States, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., PSUs) or rights linked to the value of Shares under the Plan during such times as you are considered to have “material non-public information” or “inside information” regarding the Company (as defined by the laws or regulations in the relevant jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.
18.Foreign Asset/Account Reporting. You acknowledge that there may be certain foreign asset and/or account reporting requirements which may affect your ability to acquire Shares or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on Shares acquired under the Plan) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country.
19.Language. You acknowledge that you are proficient in the English language and understand the provisions in this PSU Agreement and the Plan. If you have received this PSU Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
20.Appendix. Notwithstanding any provisions in this PSU Agreement, this award of PSUs shall be subject to the Appendix if you live or work outside the United States, including any special terms and conditions set forth therein for your country. Moreover, if you relocate to a country other than the United States, then the Appendix, including the special terms and conditions for such country will, apply to you to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this PSU Agreement.
21.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the PSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
22.Waiver. You acknowledge that a waiver by the Company of breach of any provision of this PSU Agreement shall not operate or be construed as a waiver of any other provision of this PSU Agreement, or of any subsequent breach by you or any other Participant.
23.Code Section 409A. For purposes of this PSU Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the

Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this PSU Agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six-month period measured from your separation from service from the Company or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. To the extent any payment under this PSU Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
24.Award Subject to Company Clawback or Recoupment. To the extent permitted by applicable law, the PSUs shall be subject to clawback or recoupment pursuant to any clawback or recoupment policy adopted by the Board or the Committee or required by law during the term of your employment or other Service that is applicable to you. In addition to any other remedies available under such policy, applicable law may require the cancellation of your PSUs (whether vested or unvested) and the recoupment of any gains realized with respect to your PSUs.